Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-256513) and related Prospectus of Vimeo, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 21, 2024, with respect to the consolidated financial statements of Vimeo, Inc., and the effectiveness of internal control over financial reporting of Vimeo, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 22, 2024